EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
September 5, 2014

Court Confirms USEC Inc. Plan of Reorganization
- Company Will Emerge in September as Centrus Energy Corp. -
BETHESDA, Md. - USEC Inc. (NYSE: USU) today announced that the U.S. Bankruptcy Court for the District of Delaware has confirmed the Company’s Plan of Reorganization and that it will emerge from Chapter 11 restructuring under the name Centrus Energy Corp. when the Plan becomes effective later in September.
The confirmation of the Plan of Reorganization is the last major court step in the Chapter 11 bankruptcy process that USEC began March 5, 2014. The Plan received overwhelming support from investors who hold the Company’s convertible notes and preferred equity. The Company anticipates that the Plan will become effective later in September, subject to satisfying all conditions for emergence from bankruptcy established under the Plan. The new common stock to be issued under the Plan is also expected to begin trading on the effective date. The new common stock is expected to trade on the New York Stock Exchange under the ticker symbol “LEU”.
“We are completing the final steps of a restructuring process that will strengthen our balance sheet and will enable the company to build on its decades of reliability and technical innovation,” said John Welch, president and chief executive officer of USEC Inc. “Since our voluntary filing in March, we have moved to accomplish the objectives of this process. We are now in a stronger position to continue serving the nuclear fuel needs of our utility customers around the world and the national and energy security needs of the United States.
“I want to thank our customers, suppliers, business partners and our employees for their support throughout this process. With their backing, we have taken a major step forward and are prepared to move ahead as Centrus Energy Corp.,” Welch said.
The reorganization addresses the October 2014 maturity of the Company’s convertible notes and strengthens the company’s balance sheet. On the effective date, USEC will replace its $530 million debt and its preferred stock with a new debt issue totaling $240.4 million and new common stock. The new debt issue would mature in five years and can be extended for an additional five years subject to certain conditions. The noteholders would receive $200 million of the new debt and approximately 79 percent of the common stock. Preferred investors would each receive $20.19 million of the new debt and approximately 8 percent of the new common stock. Current common stockholders would receive approximately 5 percent of the new common stock in exchange for the existing common stock. Distribution of the new common stock is subject to dilution on account of a new management incentive plan.

A new board of directors will provide corporate governance oversight and strategic direction beginning on the Plan’s effective date. Throughout the bankruptcy process, the Company has continued to serve its customers and meet all its obligations to its customers and vendors. It will continue to do so when it emerges as Centrus Energy Corp. USEC ended the second quarter of 2014 with $123 million in cash and will not require an external source of exit financing upon emergence.
The new corporate name, Centrus Energy Corp., symbolizes the key attributes of the reorganized company. The name “Centrus” reflects the role the company’s advanced centrifuge uranium enrichment technology will play in its future and conveys the strength, reliability, leadership, innovation, technology and energy that are the key driving forces behind the company. The Company will operate as Centrus on the effective date of the Plan. The operations and the names of the Company’s subsidiaries will remain unchanged after emergence from bankruptcy.
“We are pleased to enter the next era of our company’s history as Centrus,” said Welch. “As we take the steps necessary to meet our near-term obligations to provide our customers with nuclear fuel, we continue to keep our eye on their long-term fuel requirements and our nation’s national security requirements that we can meet with advanced centrifuge technology.
“While there is work to be done in this challenging market environment, we are confident that with a stronger financial foundation, Centrus is well positioned to build on our record of reliability and innovation to supply enriched uranium fuel in a safe, secure, profitable and environmentally responsible manner.”
USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.
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Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to the impact of and risks related to USEC Inc.'s “pre-arranged” case under Chapter 11 of the bankruptcy code including risks related to satisfying the conditions for the effectiveness of USEC Inc.’s plan of reorganization, the impact of any delay or inability to satisfy such conditions, the impact of a potential de-listing of our common stock on the NYSE, and the impact of our restructuring on the holders of our common stock, preferred stock and convertible notes and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website www.usec.com. We do not undertake to update our forward-looking statements except as required by law.
Contacts:
Investors: Steven Wingfield (301) 564-3354
Media: Paul Jacobson (301) 564-3399